Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated June 30, 2014, relating to the consolidated financial statements of Elite Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2014.

s/ Demetrius Berkower LLC

Wayne, New Jersey

July 29, 2014